Exhibit 99.1

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
PLANS TO SELL SENIOR NOTES

Hamilton, Bermuda, September 23, 2009 – Central European Media Enterprises Ltd. (NASDAQ and Prague Stock Exchange: CETV) announced today that it plans to make a private placement of fixed rate senior notes in the aggregate principal amount of approximately Euro 200.0 million (approximately US$ 295.8million).  The notes will have the same terms and be of the same series as the 11.625% senior notes due 2016 that the Company issued and sold on September 17, 2009.  The Company intends to commence the offer shortly.  The Company expects to use the net proceeds of the offering to redeem all outstanding Euro 181.8 million (approximately US$ 268.9 million) 8.25% Senior Notes due 2012 of the Company and for general corporate purposes.

These senior notes will not be registered under the US Securities Act of 1933 and may not be offered or sold in the US or to US persons absent registration or an applicable exemption from registration requirements. In relation to the United Kingdom, notes may not be offered or sold except in accordance with all applicable requirements of the Financial Services and Markets Act 2000 (“FSMA”) and regulations passed under FSMA, or pursuant to an applicable exemption.  In addition, the notes may not be offered in the United Kingdom or any other member state of the European Economic Area except in circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the EU Prospectus Directive (2003/71/EC).

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Contact:

Romana Tomasova Vice President of Corporate Communications Central European Media Enterprises Krizenenckeho nam. 1078/5 152 00 Praha 5 Czech Republic +420 242 465 525